Exhibit 2(k)(iii)

SECURITIES LENDING AGREEMENT AND GUARANTY

AGREEMENT, dated as of August 7, 2003, between each Investment Company listed on Exhibit A hereto, for itself and for each Series listed on Exhibit A (each Investment Company and each Series is hereinafter referred to as “Lender”), and The Bank of New York (“Bank”).

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

1.     “Act of Insolvency” shall mean (i) the filing by a Borrower of a petition in bankruptcy or a petition seeking reorganization, liquidation or similar relief, or the filing of any such petition against a Borrower which is not dismissed or stayed within 60 calendar days, (ii) the adjudication of a Borrower as bankrupt or insolvent, (iii) the seeking or consenting to the appointment of a trustee, receiver or liquidator by a Borrower, or (iv) the making of a general assignment for the benefit of creditors by a Borrower or a Borrower’s admission in writing of its inability to pay its debts as they become due.

2.     “Account” shall mean the custodial account established and maintained by Bank on behalf of Lender for the safekeeping of Securities and monies received by Bank from time to time.

3.     “Approved Investment” shall mean any type of security, instrument, participation or interest in property, as set forth on Schedule I hereto (which may be amended from time to time by execution of a revised Schedule I, I-A or I-B) in which Cash Collateral may be invested or reinvested by Bank in accordance with Paragraph 2 of Article IV hereof.

4.     “Authorized Person” shall mean any officer of Lender and any other person, whether or not any such person is an officer or employee of Lender, duly authorized by corporate resolutions of the Board of Lender to give Oral and/or Written Instructions on behalf of Lender, such persons to be designated in a Certificate which contains a specimen signature of such person.

5.     “Board” shall mean the Board of Directors or Board of Trustees of the Funds, as applicable.

6.     “Book-Entry System” shall mean the Federal Reserve/Treasury Automated book-entry system for receiving and delivering Government Securities (as defined herein), its successors and nominees.

7.     “Borrower” shall mean any entity named on a certificate supplied by Lender to Bank (as such Certificate may be amended by Lender from time to time), other than any entity deleted from such Certificate by Bank.

8.     “Business Day” shall mean any day on which Bank is open for business and on which the Book-Entry System and/or the applicable Depositories are open for business.

9.     “Cash Collateral” shall mean either fed funds or New York Clearing House funds, as applicable for a particular Loan.

10.   “Certificate” shall mean any notice, instruction, schedule or other instrument in writing, authorized or required by this Agreement to be given to Bank, which is actually received by Bank and signed on behalf of Lender by an Authorized Person or a person reasonably believed by Bank to be an Authorized Person.

11.   “Collateral” shall mean Government Securities and/or Cash Collateral.

12.   “Collateral Account” shall mean a segregated account in the name of Lender established and maintained by Bank for the purpose of holding Collateral, Approved Investments and Proceeds.

13.   “Collateral Requirement” shall mean with respect to Loans an amount equal to 102% of the then current Market Value of Loaned Securities which are the subject of Loans as of the close of trading on the preceding Business Day.

14.   “Depository” shall mean the Depository Trust Company, Participants Trust Company and any other securities depository or clearing agency (and their respective successors and nominees) registered with the Securities and Exchange Commission or otherwise authorized to act as a securities depository or clearing agency.

15.   “Distributions” shall mean interest, dividends and other payments and distributions payable by Borrowers to Bank for the account of Lender pursuant to the Securities Borrowing Agreement with Bank in respect of Loaned Securities.

16.   “Government Security” shall mean securities that are both (a) book-entry Treasury Securities (as defined in 31 C.F.R. Part 357.2) or any other securities issued or fully guaranteed by the United States government or an agency, instrumentality or establishment of the United States government and (b) marked with a “YES” on Schedule I-B hereto.

17.   “Loan” shall mean a loan of Securities hereunder.

18.   “Loaned Security’ shall mean any Security which is subject to a Loan.

19.   “Market Value” shall mean (a) with respect to Government Securities, the price of such Securities as quoted by a nationally recognized pricing information service at the time the determination of Market Value is made, plus accrued but unpaid interest, if any, on the particular Security, (b) with respect to other Securities, the price of such Securities as quoted by a nationally recognized pricing information service at the time such determination is made, plus accrued but unpaid interest, if any, to the extent not included in the price as quoted, and (c) with respect to Cash Collateral, its amount. Notwithstanding the foregoing, Lender may dispute any such price, in which case Lender and Bank will negotiate an adjustment (if appropriate).

20.   “Oral Instructions” shall mean verbal instructions actually received by Bank from an Authorized Person or from a person reasonably believed by Bank to be an Authorized Person.

21.   “Proceeds” shall mean any interest, dividends and other payments and distributions received by Bank in respect of Collateral and Approved Investments.

22.   “Rebate” shall mean the amount payable by Lender to a Borrower in connection with Loans at any time collateralized by Cash Collateral.

23.   “Receipt” shall mean an advice or confirmation setting forth the terms of a particular Loan.

24.   “Securities Borrowing Agreement” shall mean the agreement pursuant to which Bank lends securities to a Borrower on behalf of its customers (including Lender) from time to time.

25.   “Securities Loan Fee” shall mean the amount payable by a Borrower to Bank pursuant to the Securities Borrowing Agreement in connection with Loans collateralized by Collateral other than Cash Collateral.

26.   “Security” shall include Government Securities, common stock and other equity securities, bonds, debentures, corporate debt securities, notes, mortgages or other obligations, and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein.

27.   “Written Instructions” shall mean written communications actually received by Bank from an Authorized Person or from a person reasonably believed by Bank to be an Authorized Person by letter, memorandum, telegram, cable, telex, telecopy, facsimile, computer, video (CRT) terminal or other on-line system, or any other method whereby Bank is able to verify with a reasonable degree of certainty the identity of the sender of such communications or the sender is required to provide a password or other identification code.

ARTICLE II

APPOINTMENT OF BANK; SCOPE OF AGENCY AUTHORITY

1.     APPOINTMENT. (a) Subject to the limitations contained in Schedule II hereto, as such Schedule II may be amended by Lender from time to time, Lender hereby appoints Bank as its agent to lend Securities in the Account to Borrowers from time to time, except Securities which Lender has advised Bank by Written Instruction are (a) no longer subject to the representations set forth in Article III, sub-paragraph (e) hereof, or (b) not to be the subject of a Loan hereunder. Bank hereby accepts appointment as such agent, agrees to so act, and further agrees that Lender may deliver Written Instructions described in the immediately preceding sentence in its discretion from time to time.

(b) Bank shall not make any Loans if the aggregate Market Value of all Loaned Securities at any time exceeds 30% of the total assets of Lender, which shall be advised to Bank by Lender in a Certificate, or such other percentage as may be specified by Lender in a Certificate.

2.     SECURITIES BORROWING AGREEMENT. Lender hereby acknowledges receipt of Bank’s standard form(s) of Securities Borrowing Agreement and authorizes Bank to lend Securities in the Account to Borrowers pursuant to agreements substantially in the form thereof. Bank is hereby authorized to negotiate with each Borrower the amount of Rebates payable in connection with particular Loans. Bank shall deliver to Lender a Receipt relating to each Loan.

3.     LOAN OPPORTUNITIES. Bank shall treat Lender equitably with other lenders of like circumstances in making lending opportunities available to it hereunder, taking into account the demand for specific securities, availability of securities, types of collateral, eligibility of borrowers, limitations on investments of cash collateral and such other factors as Bank deems appropriate. Bank shall nevertheless have the right to decline to make any Loans pursuant to any Securities Borrowing Agreement and to discontinue lending under any Securities Borrowing Agreement in its sole discretion and without notice to Lender.

4.     USE OF BOOK-ENTRY SYSTEM AND DEPOSITORIES. Lender hereby authorizes Bank on a continuous and on-going basis, to deposit in the Book-Entry System and the applicable Depositories all Securities eligible for deposit therein and to utilize the Book-Entry System and Depositories to the extent possible in connection with its receipt and delivery of Securities, Collateral, Approved Investments and monies under this Agreement. Where Securities, Collateral and Approved Investments eligible for deposit in the Book-Entry System or a Depository are transferred to Lender hereunder, Bank shall identify as belonging to Lender a quantity of securities in a fungible bulk of securities shown on Bank’s account on the books of the Book-Entry System or the applicable Depository. Securities, Collateral and Approved Investments deposited in the Book-Entry System or a Depository will be represented in accounts which include only assets held by Bank for customers, including but not limited to accounts in which Bank acts in a fiduciary or agency capacity.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Lender hereby represents and warrants to Bank, which representations and warranties shall be deemed to be continuing and to be reaffirmed on any day that a Loan is outstanding, that:

(a)   This Agreement is, and each Loan entered into in accordance with this Agreement,)and each investment or reinvestment of Cash Collateral by Bank in accordance with Paragraph 2 of Article IV hereof, will be, legally and validly entered into, does not, and will not, to the best of Lender’s knowledge and belief; violate any statute, regulation, rule, order or judgment binding on Lender, or any provision of Lender’s charter or by-laws, or any agreement binding on Lender or affecting its property, and is enforceable against Lender in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors’ rights generally;

(b)   The person executing this Agreement and all Authorized Persons acting on behalf of Lender has and have been duly and properly authorized to do so;

(c)   If it is lending Securities as principal for its own account it will not transfer, assign or encumber its interest in, or rights with respect to, any Loans;

(d)   If it is acting as agent for one or more third parties, Lender is either authorized by virtue of standing instructions or is a fiduciary with the authority to enter into, execute and bind such third parties to this Agreement and the Loans effected for such third parties, and Lender is authorized to make, and makes each of the representations and warranties set forth in sub-paragraphs (a) through (c) above for each such third party; and

(e)   All Securities in the Account are free and clear of all liens, claims, security interests and encumbrances and no such Security has been sold. Lender shall promptly deliver to Bank Written Instructions identifying any and all Securities which are no longer subject to the representations contained in this sub-paragraph (e).

ARTICLE IV

SECURITIES LENDING TRANSACTIONS

1.     GENERAL BANK RESPONSIBILITIES. Bank shall enter Loans pursuant to the Securities Borrowing Agreement and take all actions deemed necessary or appropriate in order to perform on Lender’s behalf thereunder, including receiving Collateral having a Market Value of not less than the Collateral Requirement, collecting Distributions, and demanding additional Collateral from the appropriate Borrowers when the Market Value of Collateral received by Bank from such Borrowers is less than the then current Market Value of all of the Loaned Securities. The Bank shall on each Business Day mark to market the value of all Loaned Securities and demand from each Borrower additional Collateral when the Market Value of Collateral received by Bank from such Borrower is less than the current Market Value of all Loaned Securities loaned to such Borrower. Whenever Bank demands additional Collateral pursuant to the foregoing, such additional Collateral together with the Collateral then held by Bank in connection with Loans shall have a Market Value of not less than the Collateral Requirement.

2.     APPROVED INVESTMENTS. (a) Bank is hereby authorized and directed, without obtaining any further approval from Lender, to invest and reinvest all or substantially all of the Cash Collateral received in any Approved Investment in accordance with the priorities set forth in Schedule I hereto (which may be amended from time to time by execution by Lender of a revised Schedule I, I-A or I-B). If during a Business Day an officer or employee in New York of the security lending department of Bank obtains actual knowledge that a rating(s) of an Approved Investment is less than the minimum ratings specified in Schedule I, Bank shall promptly give notice of such rating(s) to Lender. Bank shall credit all Collateral, Approved Investments and Proceeds received with respect to Collateral and Approved Investments to the Collateral Account and mark its books -and records to identify Lender’s interest therein as appropriate. Bank reserves the right, in its sole discretion, to liquidate any Approved Investment and credit the net proceeds to the Collateral Account.

(b)   Lender may deliver to Bank Written Instructions from time to time instructing Bank not to make Approved Investments with particular financial institutions or issuers.

(c)   All Approved Investments shall be for the account and risk of Lender. To the extent any loss arising out of Approved Investments results in a deficiency in the amount of Collateral available for return to a Borrower, Lender agrees to pay Bank on demand cash in an amount equal to such deficiency.

(d)   Except as otherwise provided herein, all Collateral, Approved Investments and Proceeds credited to the Collateral Account shall be controlled by, and subject only to the instructions of, Bank, and Bank shall not be required to comply with any instructions of Lender with respect to the same, except that if Bank has advised Lender that an Approved Investment has a rating lower than the rating required by Schedule I, Bank shall liquidate such Approved Investment upon receipt of Written or Oral Instruction instructing Bank to do so.

(e)   Bank shall not purchase any Approved Investment from an entity identified by Lender as an affiliate in Written Instructions actually received by Bank.

3. TERMINATION OF LOANS. (a) Bank shall terminate any Loan as soon as practicable after:

(i)        receipt by Bank of a notice of termination from a Borrower;

(ii)       receipt by Bank of Oral or Written Instructions to do so;

(iii)      receipt by Bank of Written Instructions instructing it to delete the Borrower to whom such Loan was made from the list referred to in Article I, paragraph 6 hereof;

(iv)      receipt by Bank of Written Instructions described in Paragraph I of Article II hereof advising that the Loaned Security is no longer subject to the representations contained in Article III, sub-paragraph (e) hereof; or is not to be the subject of a Loan hereunder;

(v)       receipt by Bank of notice or Written Instructions advising that an Event of Default (as defined in the Securities Borrowing Agreement) has occurred and is continuing beyond any applicable grace period;

(vi)      whenever Bank, in its sole discretion, elects to terminate such Loan; or

(vii)     termination of this Agreement.

Unless otherwise agreed between Bank and Lender, Bank will ensure that -if it receives on a Business Day prior to 12:30 p.m. N.Y. time Oral or Written Instructions to terminate a Loan, Bank shall send a notice on the same Business Day to Borrower terminating such Loan and requiring Borrower to return the Loaned Securities within the standard settlement time for trades in the particular Loaned Security (never to exceed 5 Business Days) beginning on the date Bank is required to send a notice of termination. If the Oral or Written Instructions to terminate a Loan are received by Bank on a Business Day after 12:30 p.m. N.Y. time but prior to 2:00 p.m., Bank shall use reasonable care to send the notice of termination to Borrower on the same date Bank received such Oral or Written Instructions; if such Oral or Written Instructions are received after 2:00 p.m. Bank need not send to Borrower a notice terminating the Loan until the next Business Day.

(b)   Upon termination of any Loan (which shall be effected according to the standard settlement time for trades in the particular Loaned Security, never to exceed 5 Business Days) and receipt from the Borrower of the Loaned Securities and any Distributions then due, Bank shall return to the Borrower such amount of Collateral as is required by the Securities Borrowing Agreement and pay the Borrower any Rebates then payable.

(c)   In order for Bank to timely settle the sale of Loaned Securities, it shall be Lender’s responsibility to ensure prompt notification to Bank regarding any such sale specifying the settlement date therefor. If Lender provides such prompt notification to Bank, Bank shall pay to Lender an amount equal to any interest expense incurred by Lender which is directly attributable to the failure of a Borrower to return Loaned Securities on or prior to the settlement date of such sale specified in such notification.

4.     CORPORATE ACTIONS AND PROXY RIGHTS. Lender acknowledges that, with respect to Loaned Securities which are out on loan over the applicable record date for such action, it will not, unless otherwise agreed, be entitled to (a) participate in any dividend reinvestment program; (b) receive stock in an optional cash/stock dividend plan; or (c) vote any proxies, provided however, that Lender will be entitled to (i) participate in any dividend reinvestment program; (ii) receive stock in an optional cash/stock dividend plan; and (iii) vote such proxies for such Loaned Securities if (A) it has provided notice to Bank pursuant to Paragraph 3 of Article IV of this Agreement terminating the Loan, and (B) such Loaned Securities have been returned to and received by Bank or its agents by the applicable deadline as provided by Bank.

5.     GUARANTEE AND SUBROGATION. (a) If as a result of an Act of Insolvency or for any other reason a Borrower fails to return any Loaned Securities or any other Distributions due when required, Bank shall promptly notify Lender, if in its reasonable discretion, it believes that such notice is warranted and take all actions which it deems necessary or appropriate to liquidate Approved Investments and Collateral in connection with Loans to such Borrower and, unless advised by Lender to the contrary, shall make a reasonable effort for two Business Days (the “Replacement Period”) to apply the proceeds thereof to the purchase of Securities identical to the Loaned Securities and non-cash Distributions (or the equivalent thereof in the event of a reorganization or recapitalization of the issuer) not returned (collectively, “Replacement Securities”) and to the payment of any cash Distributions then due. If during the Replacement Period the Collateral liquidation proceeds are insufficient to replace any of the Loaned Securities and any Distributions then due, Bank shall, subject to satisfaction of Lender’s obligations under Paragraph 2(c) of this Article, pay such additional amounts as are necessary to make such replacement or payment. Purchases of Replacement Securities by Bank shall be made only in such markets, in such manner and upon such terms as Bank shall consider appropriate, in its reasonable discretion and Bank shall make reasonable efforts to advise Lender of such efforts. Replacement Securities shall be credited to the Account upon receipt by Bank. If Bank is unsuccessful in purchasing any Replacement Securities during the Replacement Period, the proceeds of the liquidation of Approved Investments and Collateral pursuant hereto shall be credited to the Account, and Bank shall, subject to satisfaction of Lender’s obligations under Paragraph 2(c) of this Article, credit to the Account cash in an amount (if any) equal to (X) the Market Value of the Loaned Securities and Distributions not returned, minus (Y) the Collateral liquidation proceeds, such calculation to be made on the date of such credit. If following such crediting Lender purchases Replacement Securities within five Business Days of such crediting in the principal market, if any, in which the Securities regularly trade, or from any dealer who from time to time is an Approved Borrower under this Agreement or a similar agreement with Bank, the price paid by Lender on settlement of such purchase shall be deemed the Market Value for purposes of the prior sentence, and Bank shall adjust its credit to the Account accordingly. If Lender is unsuccessful in so purchasing any Replacement Securities during such five Business Day period following such crediting, Bank shall promptly purchase Replacement Securities upon its receipt from Lender of the following: (i) Written Instructions directing Bank to make such purchase, (ii) an amount equal to any unsatisfied demands previously made by the Bank pursuant to Paragraph 2(c) of this Article, and (iii) an amount equal to the sum of (A) the Collateral liquidation proceeds credited to the Account and (B) any additional amounts credited to the Account pursuant to the second preceding sentence of this Paragraph, exclusive of cash Distributions not returned. In addition to any other amounts payable pursuant to this Paragraph 5(a), Bank shall pay to Lender the following amounts that are directly attributable to the failure of a Borrower to return any Loaned Securities and/or Distributions when required: (i) any interest expense incurred by Lender, (ii) any buy-in-costs or buy-in expenses actually incurred, and (iii) the loss incurred by Lender on any cancelled sale of Loaned Securities and/or Distributions.

(b)   Lender understands and agrees that, notwithstanding preceding Paragraph 5(a), if a Borrower fails to return Loaned Securities or any Distributions for reasons other than an Act of Insolvency, Bank may, in its reasonable discretion, elect not to liquidate Approved Investments and such Approved Investments shall continue to be subject to Paragraph 2(c) of this Article. Bank shall be responsible to Lender for the Market Value of the Loaned Securities and Distributions as of the settlement date specified by Bank in its notice of termination in accordance with the Securities Borrowing Agreement, and, except to the extent caused by Lender’s failure to provide Bank prompt notification pursuant to Paragraph 3(c) of Article IV, in addition, Bank shall pay to Lender the following amounts that are directly attributable to the failure of a Borrower to return any Loaned Securities and/or Distributions when required: (i) any interest expense incurred by Lender, (ii) any buy-in-costs or buy-in expenses actually incurred, and (iii) the loss incurred by Lender on any cancelled sale of Loaned Securities and/or Distributions.

(c)   Lender agrees, without the execution of any documents or the giving of any notice, that Bank is and will remain subrogated to all of Lender’s rights under the Securities Borrowing Agreement or otherwise (to the extent of any credit pursuant to Paragraphs 5(a) or 5(b) of this Article), including but not limited to, Lender’s rights with respect to Loaned Securities and Distributions, and Collateral, Approved Investments and Proceeds. Lender agrees to execute and deliver to Bank such documents as Bank may require and to otherwise fully cooperate with Bank to give effect to its rights of subrogation hereunder.

(d)   Bank shall have no obligation to take any actions pursuant to Paragraphs 5(a) or 5(b) of this Article if it believes that such action will violate any applicable statute, regulation, rule, order or judgment. Furthermore, except as expressly provided in

Paragraphs 5(a) and 5(b) of this Article, Bank shall have no other liability to Lender relating to any Borrower’s failure to return Loaned Securities and no duty or obligation to take action to effect payment by a Borrower of any amounts owed by such Borrower pursuant to the Securities Borrowing Agreement.

(e)   Either party may terminate the provisions of Paragraphs 5(a) or 5(b) of this Article with respect to any Borrower at any time by delivery of a notice to the other party specifying a termination date not earlier then the date of receipt of such notice by the other party. No such termination shall be effective with respect to then existing rights or obligations of either party under this Paragraph 4 or outstanding Securities Loans hereunder. Following any such termination with respect to a Borrower, Bank shall not make any further Loans to such Borrower.

(f)    Bank may offset any amounts payable by Lender under this Agreement against amounts payable by Bank under Paragraphs 5(a) or 5(b) of this Article.

ARTICLE V

CONCERNING BANK

1.     STANDARD OF CARE; REIMBURSEMENT. (a) Except as provided in Paragraph 1(b) of this Article, Bank shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by Lender, except those costs, expenses, damages, liabilities or claims arising out of the negligence, bad faith or willful misconduct of Bank, its directors, officers, employees, affiliates or agents. Actions taken or omitted in reliance upon Oral or Written Instructions, any Certificate, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument delivered by Lender to Bank hereunder and reasonably believed by Bank to be genuine or bearing the signature of a person or persons reasonably believed to be authorized to sign, countersign or execute the same as an Authorized Person, shall be presumed to have been taken or omitted in good faith. Bank shall have no obligation hereunder for costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees), which are sustained or incurred by reason of any action or inaction by the Book-Entry System or any Depository or their respective successors or nominees. Except as otherwise expressly provided in Paragraph 4 of Article IV, in no event shall either party be liable to the other for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

(b)   In the event Bank fails to invest any Cash Collateral that is timely received, or fails to reinvest any Cash Collateral, and such failure is not caused by circumstances described in Paragraph 12 of this Article, Bank shall be liable to Lender for each day during which such failure persists for an amount of liquidated damages equal to the difference between the average money market rate as reasonably determined by Bank minus the Rebate.

(c)   Subject to sub-paragraph (a) of this Paragraph 1, Bank agrees to reimburse Lender and to hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable fees and expenses of counsel, which Lender may sustain or incur or which may be asserted against Lender by reason or as a result of, or arising out of, any breach by Bank of this Agreement, provided, however, that Bank shall not indemnify Lender for any costs, expenses, liabilities or claims, including fees and expenses of counsel, arising out of Lender’s negligence or willful misconduct. The foregoing shall be a continuing obligation of Bank, its successors and assigns, notwithstanding the termination of any Loans hereunder or of this Agreement.

(d)   Subject to the exclusion of special, indirect and consequential damages contained in sub-paragraph (a) of this Paragraph 1, Lender agrees to reimburse Bank and to hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable fees and expenses of counsel, which Bank may sustain or incur or which may be asserted against Bank by reason or as a result of, or arising out of, any breach by Lender of this Agreement, including, without limitation, any representation or warranty of Lender being untrue, provided, however, that Lender shall not indemnify Bank for any costs, expenses, liabilities or claims, including fees and expenses of counsel, arising out of Bank’s negligence, bad faith or willful misconduct. The foregoing shall be a continuing obligation of Lender, its successors and assigns, notwithstanding the termination of any Loans hereunder or of this Agreement.

2.     NO OBLIGATION TO INQUIRE. Without limiting the generality of the foregoing, Bank shall be under no obligation to inquire into, and shall not be liable for, the validity of the issue of any Securities, Collateral or Approved Investments held in the Account or Collateral Account, or the legality or propriety of any Loans hereunder.

3.     RELIANCE ON BORROWERS’ STATEMENTS, REPRESENTATIONS AND WARRANTIES. Provided that it acts with reasonable care, Bank shall be entitled to rely upon the most recently available audited and unaudited statements of financial condition and representations and warranties made by Borrowers, and Bank shall not be liable for any loss or damage suffered as a result of any such reliance.

4.     ADVANCES; SECURITY INTEREST. (a) Bank may, in its sole discretion, advance funds to Lender in order to pay to Borrowers any Rebates or to return to Borrowers Cash Collateral to which they are entitled.

(b)   Lender agrees to repay Bank on demand the amount of any advance plus accrued interest at a rate per annum (based on a 360-day year for the actual number of days involved) not to exceed the fed funds rate as publicly announced to be in effect from time to time, such rate to be adjusted on the effective date of any change in such fed funds rate.  In order to secure repayment of any advance of Lender arising hereunder, Lender hereby agrees that Bank shall have a continuing lien and security interest in and to all assets now or hereafter held in the Collateral Account (held on Lender’s behalf). In this regard, Bank shall be entitled to all the rights and remedies of a pledgee under common law and a secured party under the New York Uniform Commercial Code and/or any other applicable laws and/or regulations as then in effect.

5.     ADVICE OF COUNSEL. Bank may, with respect to questions of law, apply for and obtain the advice and opinion of counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice or opinion.

6.     NO COLLECTION OBLIGATIONS. Bank shall be under no obligation or duty to take action to effect collection of, or be liable for, any amounts payable in respect of Securities or Approved Investments if such Securities or Approved Investments are in default, or if payment is refused after due demand and presentation.

7.     PRICING SERVICES.  Bank is authorized to utilize any nationally recognized pricing information service which Bank, in its judgment, deems reliable in order to perform its valuation responsibilities with respect to Loaned Securities, Collateral and Approved Investments. Lender shall have the right to dispute any such price, and Lender and Bank shall negotiate an adjustment (if appropriate).

8.     AGENT’S FEE. For its performance as Lender’s agent in making and administering Loans, Lender shall pay to Bank a fee, accrued daily, equal to 20% of the sum of all interest, dividends and other distributions earned from Approved Investments net of Rebates paid by Bank to relevant Borrowers and net of brokerage commissions, if any, incurred in making Approved Investments, and including any amounts paid to Lender as liquidated damages by Bank pursuant to Paragraph 1(b) of this Article. Bank is authorized, on a monthly basis, to charge its fees against the Collateral Account. In the event that on a calendar month basis the amount of such interest, dividends and other distributions earned from Approved Investments are, net of brokerage commissions incurred in making Approved Investments, less than the amount of any Rebate owed any Borrower, Bank and Lender shall pay, respectively, 20% and 80% of such deficiency.  For its services in making and administering Approved Investments, Lender shall pay to Bank a collateral management fee, accrued daily, equal to 7 basis points of the total amount of Cash Collateral delivered by the relevant Borrowers in respect of Loans.

9.     RELIANCE ON CERTIFICATES AND INSTRUCTIONS. Bank shall be entitled to rely upon any Certificate, Written or Oral Instruction actually received by Bank and reasonably believed by Bank to be duly authorized and delivered. Lender agrees to forward to Bank Written Instructions confirming Oral Instructions in such manner so that such Written Instructions are received by Bank by the close of business of the same day that such Oral Instructions are given to Bank. Lender and Bank agree that the fact that such confirming Written Instructions are not received or that contrary instructions are received by Bank shall in no way affect the validity or enforceability of (a) the transactions authorized by Lender by Oral Instructions, or (b) any obligation of Bank to act upon Oral Instructions under the terms of this Agreement (to the extent that contrary Oral or Written Instructions are not received by Bank). In this regard, the records of Bank shall be presumed to reflect accurately any Oral Instructions given by an Authorized Person or a person believed by Bank to be an Authorized Person.

10.   DISCLOSURE OF ACCOUNT INFORMATION. It is understood and agreed that Bank is authorized to supply any information regarding the Account or Collateral Account which is required by any statute, regulation, rule or order now or hereafter in effect. If Bank is required to provide any such information to any person, Bank shall use its best efforts to notify Lender in advance in order to permit Lender to raise any reasonable objection to disclosure that may be available to it.

11.   STATEMENTS. Bank will at least monthly furnish Lender with statements relating to Loans hereunder, which statements shall include such information as Lender may reasonably request.

12.   FORCE MAJEURE. Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement which are not the result of Bank’s negligence but which have arisen out of or are caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation.  Upon the occurrence of any such delay or failure, Bank shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances.  Bank has established and agrees to maintain such disaster recovery plans and systems that it reasonably believes to be necessary and appropriate to its operations and which comply, in all material respects, with any statute, regulation or rule to which it is subject.

13.   NO IMPLIED DUTIES. Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Bank in connection with this Agreement.

ARTICLE VI

TERMINATION

This Agreement may be terminated at any time by either party upon delivery to the other party of a written notice specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice. Notwithstanding any such notice, this Agreement shall continue in full force and effect with respect to all Loans outstanding on the date of termination.

ARTICLE VII
MISCELLANEOUS

1.     EXCLUSIVITY. Lender agrees that it shall not enter into any other agreement with any third party whereby such third party is permitted to make loans on behalf of Lender of Securities held by Bank from time to time, until after Lender has given a notice to Bank terminating this Agreement.

2.     CERTIFICATES. Lender agrees to furnish to Bank a new Certificate in the event that any present Authorized Person ceases to be an Authorized Person or in the event that any other Authorized Persons are appointed and authorized. Until such new Certificate is received, Bank shall be fully protected in acting in reasonable good faith upon Oral Instructions or signatures of the present Authorized Persons.

3.     NOTICES. (a) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Bank, shall be sufficiently given if addressed to Bank and received by it at its offices at 32 Old Slip, 15th Floor, New York, New York 10286, Attention: Securities Lending Division, or at such other place as Bank may from time to time designate in writing.

(b)   Any notice or other instrument in writing, authorized or required by this Agreement to be given to Lender shall be sufficiently given if addressed to Lender and received by it at its office at 7337 E. Doubletree Ranch Road, Scottsdale, AZ 85258 Attention: Chief Counsel, or at such other place as Lender may from time to time designate in writing.

4.     CUMULATIVE RIGHTS AND NO WAIVER. Each and every right granted to a party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of a party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by a party of any right preclude any other or future exercise thereof or the exercise of any other right.

5.     SEVERABILITY. In case any provision in or obligation under this Agreement, other than Lender’s obligation with respect to Approved Investments contained in Paragraph 2(c) of Article IV hereof or Bank’s obligations under Paragraphs 5(a) and (b) of Article IV hereof, shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision, other than Lender’s obligation with respect to Approved Investments contained in Paragraph 2(c) of Article IV hereof or Bank’s obligations under Paragraphs 5(a) and (b) of Article IV hereof is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

6.     ENTIRE AGREEMENT; AMENDMENTS. This Agreement represents the entire understanding of the parties hereto with regard to the subject matter contained herein and may not be amended or modified in any manner except by a written agreement executed by both parties, except that Schedules I (including Schedules I-A and I-B thereto) and II may be amended by Lender executing a revised Schedule I, I-A, I-B or II, as the case may be, and such amendment shall become effective upon receipt by Bank of such executed revised schedule.

7.     SUCCESSORS AND ASSIGNS. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other. Bank may not delegate or assign any of its duties hereunder without the written consent of Lender.

8.     GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF IMMUNITY; JURY TRIAL WAIVER. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Lender and Bank hereby each consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. To the extent that in any jurisdiction either Lender or Bank may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process. Lender and Bank each irrevocably agrees not to claim, and it hereby waives, such immunity. Each party hereby waives its right to a trial by jury.

9.     NO THIRD PARTY BENEFICIARIES. In performing hereunder, Bank is acting solely on behalf of Lender and no contractual or service relationship shall be deemed to be established hereby between Bank and any other person.

10.   COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

11.   SIPA NOTICE. THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT LENDER WITH RESPECT TO LOANS HEREUNDER AND, THEREFORE, THE COLLATERAL DELIVERED TO BANK AS AGENT FOR LENDER MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF A BORROWER’S OBLIGATION IN THE EVENT SUCH BORROWER FAILS TO RETURN THE LOANED SECURITIES.

12.   CONSTRUCTION.  This Agreement shall be deemed to be a separate agreement between Bank and each investment company or Series listed on Exhibit A hereto, and each such investment company or Series shall be a separate Lender for purposes of this Agreement.  A copy of the Declaration of Trust of each Fund that is a Massachusetts Business Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Fund as trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund; provided, however, that the Declaration of Trust of the Fund provides that the assets of a particular Series of the Fund shall under no circumstance be charged with liabilities attributable to any other Series of the Fund and that all persons extending credit to, or contracting with or having any claim against a particular Series of the Fund shall look only to the assets of that particular Series for payment of such credit, contract or claim.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized, as of the day and year first above written.

By:	/s/ Michael J. Roland
On behalf of the Investment
Companies Listed on Exhibit A
hereto

THE BANK OF NEW YORK

By:	/s/ Thomas V. Ford
Name:	Thomas V. Ford
Title:	Executive Vice President

Investment Company	Series

SCHEDULE I

APPROVED INVESTMENTS

A. GENERAL GUIDELINES

Bank is hereby authorized to invest and reinvest Cash Collateral in the following U.S. dollar denominated investments, subject in each case to the limits set forth below:

1.              Securities that are both (a) issued or fully guaranteed by the United States government or an agency, instrumentality or establishment of the United States government and (b) marked with a “Yes” on Schedule I-B hereto.

2.              High-grade commercial paper (including asset-backed commercial paper), notes and bonds, whether or not registered under the Securities Act of 1933, as amended, issued by an entity organized under the laws of the United States, any state thereof, or the District of Columbia, and if guaranteed or insured, guaranteed or insured by an entity organized under the laws of the United States, any state thereof, the District of Columbia, or a foreign bank whose deposit obligations would qualify for investment under paragraph 4 below. Such obligations may have fixed, floating or variable rate interest payment provisions. Obligations will be rated A-l and P-l by Standard & Poor’s and Moody’s. Single or split ratings are not permitted.

3.              Certificates of deposit, time deposits and other deposit obligations of U.S. banks, their branches and subsidiaries, and the branches and subsidiaries of foreign banks. Issuers must have short-term debt ratings of at least A-l by Standard & Poor’s and P-I by Moody’s. Foreign bank issuers must also have long term debt ratings of at least AA- by Standard & Poor’s and Aa3 by Moody’s. Single or split ratings are not permitted.

4.              Repurchase agreements (including those entered into with The Bank of New York) with any entity listed on Schedule I-A hereto (collectively “repo transactions”), provided that such entity is at the time of the transaction on Bank’s internal list of approved repo counterparties. No repo transaction may exceed 7 days in duration. Collateral must be marked-to marked daily. Collateral received in repurchase agreements shall include only (a) cash; (b) Approved Investments; or (c) mortgage-backed securities or collateralized mortgage obligations issued by GNMA, FNMA, or FHLMC of the types marked “Yes” on Schedule I-B.

5.              Securities, units, shares or other participations in money market funds, short term investment funds, pools or trusts, (including those managed by The Bank of New York); provided that the investments made by such short term investment fund pools or trusts are largely consistent with Rule 2a-7.

SCHEDULE I-A

BNP Paribas Securities Corp.

Banc of America Securities LLC

Banc One Capital Markets. Inc.

Barclays Capital Inc.

Bear, Steams & Co., Inc.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Credit Suisse First Boston LLC

Deutsche Bank Securities Inc.

Dresdner Kleinwort Wasserstein Securities LLC

Goldman, Sachs & Co.

Greenwich Capital Markets, Inc.

HSBC Securities (USA) Inc.

J. P. Morgan Securities, Inc.

Lehman Brothers Inc.

Merrill Lynch Government Securities Inc.

Morgan Stanley & Co. Incorporated

UBS Warburg LLC

ING Funds

By:	/s/ Michael J. Roland
Title:	Executive Vice President Principal Financial Officer

SCHEDULE I-B

Yes/No
U.S. TREASURIES
BILLS	Yes
BONDS	Yes
NOTES	Yes
STRIPS	Yes
SYNTHETIC TREASURIES	No
(e.g.CA TS,COUGRS, TIGRS)

AGENCY DEBENTURES RESIDUALS
FAMC (Fed Agriculture Mtge Corp)	No
FCFAC (Farm Credit Finan. Asst.)	Yes
FFCB (Farm Credit System Banks)	Yes
FmHA (Farmers Home Admin)	No
FHLB (Federal Home Loan Banks)	Yes
FJLMC (Federal Home Loan Mtge	Yes
FICO (Financing Corp.)	No
FLBB (Federal Land Bank Bonds)	Yes
REFCO (Resolution Funding Corp.)	Yes
SLMA (Student Loan Mtge Corp.)	Yes
TVA (Tennessee Valley Authority)	No
USPS (U.S. Postal Service)	No
AGENCY STRUCTURED NOTES	No

GNMA	Yes
TRUST RECEIPTS	Yes
GNMA I II-SINGLE FAMILY	Yes
GNMA I II-OTHERS-FIXED RATE	Yes
GNMA I II OTHER-ADJUST RATE

AGENCY MORTGAGE BACKS
TRUST RECEIPTS	Yes
PASSED THROUGHS-FIXED RATE	Yes
PASS THROUGHS-ADJUST. RATE	Yes
MBS STRIPS (IO,PO,RECOMB)	No

AGENCY REMICS/CMOS
REMIC TYPES:
RESIDUALS	No
INVERSE IO FLOATERS	No
IOETTERS	No
INTEREST ONLY (IO)	No
PRINCIPAL (PO)	No
INVERSE FLOATERS	No
COMPANION FLOATERS	No
SEQUENTIAL FLOATERS	Yes
PAC & OTHER SEQUENTIAL FLOATERS	Yes
Z BONDS	No
COMPANION BONDS	No
SEQUENTIAL BONDS	Yes
TAC BONDS	Yes
PAC & OTHER SCHEDULED BONDS	Yes

ING Funds

By:	/s/ Michael J. Roland
Title:	Executive Vice President Principal Financial Officer

GLOBAL SECURITIES LENDING SUPPLEMENT

In addition to the provisions of that certain securities lending agreement dated as of August 7, 2003 pursuant to which ING Funds (the “Lender”) has appointed The Bank of New York (the “Bank”) as its agent to lend securities in the Lender’s custody account at the Bank and to perform related activities (the “Agreement”), the following provisions shall apply to loans involving Non-U.S. Securities, Non-U.S. Collateral and/or Approved Non-U.S. Investments.

ARTICLE I

DEFINITIONS

For purposes hereof, the following terms shall have the meanings ascribed below:

1.            “Approved Non-U.S. Investment” shall mean any type of security, participation or interest in property in which Cash Collateral or Non-U.S. Cash Collateral may be invested or reinvested, as more fully described on Schedule I to this Supplement (which may be amended from time to time by execution of a revised Schedule I).

2.            “Approved Investment” shall mean any type of security, instrument, participation or interest in property in which the Lender has previously authorized the Bank to invest or reinvest Cash Collateral pursuant to the Agreement.

3.            “Book-Entry System” shall mean the Federal Reserve/Treasury book-entry system for receiving and delivering Government Securities (as defined herein), its successors and nominees.

4.            “Business Day” shall mean any day on which all of the following are open for business: (a) the Bank; (b) the Book-Entry System, Depositories or Clearing Organizations, as applicable for particular Loans; and (c) the principal exchanges or markets for the relevant Securities, Collateral or Non-U.S. Collateral.

5.            “Clearing Organization” shall mean (a) Euro-clear, CEDEL and any other depository or clearing agency (and their respective successors and nominees) for Non-U.S. Securities incorporated under the laws of a country other than the United States and authorized to act as a securities depository or clearing agency, and (b) any other entity which provides for the clearance or settlement of transactions involving Non-U.S. Securities which is designated by the Bank as the institution for clearance or settlement of the transaction in loaned Non-U.S. Securities or Collateral.

6.            “Collateral Requirement” shall mean with respect to Loans pursuant to this Supplement, the following percentage of the Market Value of Loaned Securities as of the close of trading on the preceding Business Day, (a) 105% when the Loaned Securities and the Collateral or Non-U.S. Collateral delivered in connection therewith are denominated in different currencies, or (b) 102% when the Loaned Securities and the Collateral or Non-U.S. Collateral delivered in connection therewith are denominated in the same currency.

7.            “Depository” shall mean the Depository Trust Company and any other securities depository or clearing agency (and their respective successors and nominees) registered with the Securities and Exchange Commission or otherwise authorized to act as a securities depository or clearing agency.

8.            “Global Securities Borrowing Supplement” shall mean the agreement pursuant to which the Bank lends Securities or Non-U.S. Securities to Borrowers on behalf of its customers (including the Lender) from time to time.

9.            “Government Security” shall mean securities that are both (a) book-entry Treasury Securities (as defined in 31 C.F.R. Part 357.2) or any other securities issued or fully guaranteed by the United States government or an agency, instrumentality or establishment of the United States government and (b) marked with a “YES” on Schedule I-B to the Agreement.

10.          “Loan” shall mean a loan of Securities or Non-U.S. Securities authorized pursuant to this Supplement.

11.          “Loaned Security” shall mean any Security or Non-U.S. Security which is subject to a Loan.

12.          “Market Value” of cash represented by foreign currencies shall be its amount. The market value of loaned Non-U.S. Securities or Non-U.S. Collateral (other than cash) shall be determined on the basis of the last (or latest available) sale price in the primary market in which they are traded or as otherwise agreed between the Borrower and the Bank.

13.          “Non-U.S. Cash Collateral” shall mean (a) monies in the currencies in which the loaned Non-U.S. Securities are traded in the principle market therefor, (b) monies in the official currency of any member country of the OECD, and (c) monies in such other currencies as may be agreed by the Lender (and which are acceptable to the Bank); whether in the form of cash, credits of immediately available funds to the Bank’s account at a Clearing Organization or represented by a certified or bank draft payable to the order of the Bank as agent for the Lender.

14.          “Non-U.S. Collateral” shall mean Non-U.S. Cash Collateral and debt obligations issued and sold primarily outside the United States by the central government of any OECD country or any agency or instrumentality thereof.

15.          “Non-U.S. Security” shall include, without limitation, securities issued and sold primarily outside the United States by the central government of any country or any agency or instrumentality thereof or a corporation or other entity incorporated or organized under the laws of any country, and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein.

16.          “OECD” shall mean the Organization for Economic Cooperation and Development.

17.          “Overseas Securities Borrowing Agreement” shall mean the agreement pursuant to which the Bank lends Securities or Non-U.S. Securities to Non-U.S. Borrowers on behalf of its customers (including the Lender) from time to time.

18.          “Security” shall include Government Securities, Non-U.S. Securities, common stock and other equity securities, bonds, debentures, corporate debt securities, notes, mortgages or other obligations, and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein.

All capitalized terms not defined herein shall have the meanings given them in the Agreement.

ARTICLE II

AUTHORIZATION

1.            Authorization. The Lender hereby acknowledges receipt of the Bank’s standard forms of Global Securities Borrowing Supplement and Overseas Securities Borrowing Agreement and authorizes the Bank to make Loans pursuant to agreements substantially in the form thereof and in accordance with the parameters set forth in Schedule II hereto (as such Schedule may be amended from time to time).

2.            Use of Clearing Organizations. The Lender hereby authorizes the Bank on a continuous and on-going basis, to deposit in the appropriate Clearing Organizations all Non-U.S. Securities eligible for deposit therein and to utilize the Clearing Organizations to the extent possible in connection with its receipt and delivery of Non-U.S. Securities, Non-U.S. Collateral, Approved Non-U.S. Investments and monies pursuant to this Supplement. Where Non-U.S. Securities, Non-U.S. Collateral and Approved Non-U.S, Investments eligible for deposit in a Clearing Organization are transferred to the Account, the Bank shall identify as belonging to the Lender a quantity of securities in a fungible bulk of securities shown on the Bank’s account on the books of the appropriate Clearing Organization. Non-U.S. Securities, Non-U.S. Collateral and Approved Non-U.S. Investments deposited in a Clearing Organization will be represented in accounts which include only assets held by the Bank for customers, including but not limited to accounts in which the Bank acts in a fiduciary or agency capacity.

ARTICLE III

SECURITIES LENDING TRANSACTIONS

1.            Receipt of Non-U.S. Collateral; Approved Non-U.S. Investments. Upon entering Loans, the Bank shall receive all Collateral and Non-U.S. Collateral in accordance with the Global Securities Borrowing Supplement, or Overseas Securities Borrowing Agreement, as appropriate, in such amount that the Market Value of such Collateral and Non-U.S. Collateral is not less than the Collateral Requirement. Subject to Schedule I hereto and any restrictions set forth by the Lender in a Certificate, the Bank is hereby authorized and directed to invest and reinvest all or substantially all of the Collateral represented by cash and Non-U.S. Cash Collateral in any Approved Investment or Approved Non-U.S. Investment.

2.            Distributions on Loaned Non-U.S. Securities. Unless otherwise agreed, cash distributions paid on Loaned Securities which are Non-U.S. Securities shall be credited to the Account in the currency in which such distributions are paid on the Business Day following receipt from the Borrower.

3.            Marks to Market. The Bank shall on each Business Day mark to market the value of all Loaned Securities and demand from the appropriate Borrowers additional Collateral or Non-U.S. Collateral when the Market Value of Collateral and Non-U.S. Collateral received by the Bank from such Borrowers is less than the then current Market Value of all of the Loaned Securities (a “Margin Deficit”). Notwithstanding the foregoing, Lender agrees that the Bank may exercise its right to demand additional Collateral

2

or Non-U.S. Collateral from Borrowers only where a Margin Deficit exceeds a specified amount or specified percentage of the Market Value of the Loaned Securities determined by the Bank to be immaterial (but at all times consistent with generally accepted industry practices). Whenever the Bank demands additional Collateral or Non-U.S. Collateral pursuant to the foregoing, such additional Collateral together with the Collateral and Non-U.S. Collateral then held by the Bank in connection with Loans shall have a Market Value of not less than the Collateral Requirement.

4.             Collateral Substitutions. The Bank shall accept substitutions of Collateral or Non-U.S. Collateral in accordance with the Global Securities Borrowing Supplement or Overseas Securities Borrowing Agreement, as appropriate.

5.             Foreign Exchange. Where the Bank is authorized or directed by the Lender to convert currency received hereunder into other currency, the Bank shall effect such transactions through customary banking channels. The Lender shall be responsible for all fees and expenses in connection with such conversion. The Bank shall have no responsibility and shall not be liable for losses resulting from nationalization, expropriation or other governmental actions, regulation of the banking industry, currency controls or restrictions, devaluations or fluctuations, or market conditions that prevent the orderly settlement of exchange transactions.

6.             Miscellaneous. The provisions of this Supplement shall apply solely with respect to Loans hereunder. All provisions of the Agreement shall nevertheless remain in full force and effect with respect to Loans made pursuant to this Supplement, and all capitalized terms and provisions contained in the Agreement shall be read so as to apply fully to Loans made pursuant to this Supplement; provided, that in the event of any conflict between the provisions of the Agreement and the provisions of this Supplement, the provisions of this Supplement shall control.

Dated:	ING FUNDS

	By:	/s/ Michael J. Roland
	Title:	Executive Vice President, CFO

THE BANK OF NEW YORK

	By:	/s/ William P. Kelly
	Title:	Managing director

3

SCHEDULE I

APPROVED NON-U.S. INVESTMENTS

(check where appropriate and execute below)

	Investment	Limit (if any)

☒	Approved Investments

☐

“AAA” (or equivalent) rated non-subordinated debt issued by the International Bank for Reconstruction and Development, European Bank for Reconstruction and Development, European Investment Bank, Asian Development Bank, African Development Bank or Inter-American Development Bank

☐	certificates of deposit, time deposits and other bank deposit obligations issued outside the U.S. by banks operating under the laws of any OECD country

☐	bankers’ acceptances issued outside the U.S. by banks operating under the laws of any OECD country

☐	obligations issued by the central government of any OECD country or any of their agencies or instrumentalities

☐	high-grade commercial paper and other money market instruments issued by obligors operating under the laws of any OECD country

☐

repurchase and reverse repurchase agreements collateralized by any or all of the types of investments approved in this Schedule I and entered into with counterparties approved by The Bank of New York (including The Bank of New York and its affiliates)

Dated:	ING FUNDS

	By:	/s/ Michael J.Roland
	Name:	Michael J.Roland
	Title:	Executive Vice President, CFO

SCHEDULE II

PERMITTED GLOBAL LENDING ACTIVITIES

(check where appropriate and execute below)

The Bank is hereby authorized to make the following types of Loans pursuant to the Global Securities Lending Supplement:

☐	Securities loans vs. receipt of Non-U.S. Collateral

☒	Non-U.S. Securities loans vs. receipt of Collateral

☐	Non-U.S. Securities loans vs. receipt of Non-U.S. Collateral

Dated:	ING FUNDS

	By:	/s/ Michael J. Roland
	Name:	Micheal J. Roland
	Title:	Executive Vice President, CFO